Exhibit 99.1
WALL STREET PLAZA
88 PINE STREET, 32ND FLOOR
NEW YORK, NY 10005, US
TEL+1 212 850 5600
FAX+1 212 850 5790

CONTACT:	Robert Gross
President and Chief Executive Officer
(585) 647-6400

Catherine D’Amico
Executive Vice President — Finance
Chief Financial Officer
(585) 647-6400

Investor Relations:
Leigh Parrish/Caren Barbara
Media Contact:
Melissa Merrill
Financial Dynamics
(212) 850-5600
FOR IMMEDIATE RELEASE
MONRO MUFFLER BRAKE, INC. PROVIDES BUSINESS UPDATE
~ Revises Fiscal Year 2007 Earnings Estimates to $1.54 to $1.56 ~
~ Announces Fiscal Year 2008 Earnings Estimates of $1.85 to $1.95 ~
     ROCHESTER, N.Y. — March 26, 2007 — Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced that the Company currently anticipates fiscal 2007 sales of approximately $415 million and diluted earnings per share to be in the range of $1.54 to $1.56. This estimate compares with the Company’s previous expectations of $1.66 to $1.69 per diluted share as stated in its third quarter earnings release, and earnings per diluted share in fiscal 2006 of $1.51. Current and previous full year diluted earnings per share estimates exclude an $.11 impact for a one-time impairment charge related to the Company’s Strauss Discount Auto equity investment. Including the $.11 charge, earnings per share for fiscal 2007 are expected to be in the range of $1.43 to $1.45.
     For the fourth quarter of fiscal 2007, the Company continues to expect comparable store sales growth (adjusted for days) to be in the range of 6% to 7%. As previously reported, Monro gets the benefit of an additional four days in the fourth quarter due to fiscal 2007 being a 53-week fiscal year ending on March 31, 2007. Fourth quarter diluted earnings per share are currently expected to be in the range of $.25 to $.27 which compares with the Company’s prior expectations of diluted earnings per share in the range of $.37 to $.40, and earnings per diluted share of $.21 in the prior year’s fourth quarter.
     The Company’s updated earnings estimates include an expected loss for the full year in the range of $.09 to $.10 per diluted share related to the ProCare business, compared to most recent expectations of a loss of $.05 per diluted share, resulting from slower than planned cost reductions and poor performance in January. The Company’s updated earnings estimates also include a charge of approximately $.07 per diluted share related to increasing the workers compensation accrual, which was unusual in both size and timing. The higher than anticipated workers compensation expense was determined during the company’s fourth quarter reconciliation of insurance reserves and relates to new claims made in the fourth quarter of fiscal 2007 as well as unexpected adverse development of previous years’ claims.
     “While we have revised our estimate for the year to take into account unusually high workers compensation expenses and the underperformance of ProCare, our business remains healthy and we are pleased with the performance of our core operations,” said Robert G. Gross, President and Chief Executive Officer. “I am very disappointed by the slower than expected progress made in the ProCare business over the course of the year, even with the significant improvement in comparable store sales from the declines of over 30% we inherited when we purchased ProCare out of bankruptcy. However, we continue to gain traction in the ProCare operations and are on track to report 8% growth in comparable store sales for these stores for March, and positive comparable store sales for these stores for our fourth quarter. We are experiencing solid company-wide sales trends, store traffic and product demand and we expect to continue this positive momentum as we enter fiscal 2008. Our strategy continues to be focused on growing through reasonably priced, value-added acquisitions and we would expect to announce one or two small deals in the first quarter fiscal 2008.”
     Based on current visibility and business trends, the Company anticipates fiscal 2008 diluted earnings per share will be in the range of $1.85 to $1.95, which is an increase in excess of 25% compared to expected results of fiscal 2007. This 2008 estimate is based on an expectation of comparable store sales growth of 3% to 5% for the year, that ProCare will contribute a minimum of $.10 and excludes the impact of any potential acquisitions.
     Separately, the Company announced the repurchase of 2,500 shares of its common stock at the price of $34.50. The repurchase was made under the program authorized by the Board of Directors in January 2007 which allows the Company to purchase up to $30 million of its common stock within a term of 12 months.

     “We are pleased to have the flexibility to repurchase our Company’s stock when it is at a level to be a value opportunity,” added Mr. Gross. “We continue to assess stock repurchase opportunities in the same manner in which we assess acquisition opportunities and we will be strategic with our capital to provide maximum value to our shareholders.”
     The data provided for the fourth quarter and full year fiscal 2007 is based on preliminary unaudited internal results and is subject to change as the Company completes the preparation of full consolidated financials statements for the period. The Company plans to release its fourth quarter and fiscal 2007 results on May 22, 2007.
     About Monro Muffler Brake
     Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Mr. Tire, and Tread Quarters Discount Tires. The Company currently operates 700 stores and has 14 dealer locations in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware, Maine and Michigan. Monro’s stores provide a full range of services for exhaust systems, brake systems, steering and suspension systems, tires and many vehicle maintenance services.
     Certain statements made above may be forward-looking and are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve uncertainties, which may cause the Company’s actual results in future periods to differ materially from those expressed. These uncertainties include, but are not necessarily limited to, uncertainties affecting retail generally (such as consumer confidence and demand for auto repair); risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates); dependence on, and competition within, the primary markets in which the Company’s stores are located; the need for, and costs associated with, store renovations and other capital expenditures; and the risks described from time to time in the Company’s SEC reports which include the report on Form 10K for the fiscal year ended March 25,2006.
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